UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 14, 2009 (May 13, 2009)

Fortress Investment Group LLC

(Exact name of registrant as specified in its charter)

Delaware	001-33294	20-5837959
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 46th Floor New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 798-6100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On May 13, 2009, Fortress Investment Group LLC (the “Company”) issued a press release announcing that it plans to raise $125 million in a public offering of its Class A shares. The Company expects to grant to the underwriters for the public offering an option for 30 days to purchase up to an additional $18.75 million of Class A shares to cover over-allotments, if any. Citi, J.P. Morgan Securities Inc., Merrill Lynch & Co. and Nomura Securities International, Inc. will serve as Joint Book-Running Managers for the offering. The Fortress principals will not sell any shares in connection with the offering, and anticipate purchasing 10% of the shares sold in the offering (up to an aggregate amount of $25 million). An affiliate of Nomura Holdings, Inc. anticipates purchasing approximately 13.5% of the shares sold in the offering (up to an aggregate amount of $40 million). A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference in its entirety.

In the prospectus supplement for the offering described above, the Company included the following information:

The following table sets forth estimated returns for our hedge funds:

Hybrid

	Estimated[2] Month Ended April 30, 2009	Estimated[2] Year to Date Through April 30, 2009
Net Returns[1]
Drawbridge Special Opportunities LP3	1.3%	4.5%
Drawbridge Special Opportunities Ltd[3]	0.3%	3.8%
Fortress Partners Fund LP	2.1%	0.1%
Fortress Partners Offshore Fund LP	2.4%	1.0%

[1]	The performance data contained herein reflects returns for a “new issue eligible” investor, net of all fees and expenses borne by the applicable fund as of the close of business on the last day of the relevant period. Fund investor performance may also vary based on, among other things, whether an investor is invested in one or more special investments and the particular fee class to which an investor subscribed.
[2]	Estimated returns are subject to change, and actual results could differ significantly from these estimates.
[3]	The returns for the Drawbridge Special Opportunities Funds reflect the performance of each fund excluding the performance of the redeeming capital accounts which relate to December 31, 2008 redemptions.

Liquid

	Estimated[2] Month Ended April 30, 2009	Estimated[2] Month Through May 8, 2009	Estimated[2] Year to Date Through May 8, 2009
Net Returns[1]
Drawbridge Global Macro Fund Ltd.	0.5%	1.5%	7.3%
Fortress Macro Offshore Fund LP3	N/A	1.6%	1.6%
Fortress Commodities Fund L.P.	0.0%	2.7%	2.2%

[1]

The performance data contained herein reflects returns for a “new issue eligible” investor, net of all fees and expenses borne by the applicable fund as of the close of business on the last day of the relevant period. Fund investor performance may also vary based on, among other things, whether an investor is invested in one or more special investments and the particular fee class to which an investor subscribed.

[2]	Estimated returns are subject to change, and actual results could differ significantly from these estimates.
[3]	Fund started on May 1, 2009.

Florida East Coast Industries Inc. (“FECI”), in which we have a total of $281.4 million in direct and indirect equity investments and which therefore constitutes our largest single balance sheet investment, has borrowed a total of approximately $1.6 billion under a credit agreement which matures on July 27, 2009. FECI is currently in negotiations with its lenders under the credit agreement to refinance this indebtedness prior to maturity, and we currently expect that the refinancing will be successfully completed prior to the maturity of the facility. Under the terms of the credit agreement, FECI is required to deliver audited financial statements to its lenders by May 15, 2009, and we do not expect it to deliver those statements. Failure to deliver such statements would result in a technical event of default under the credit agreement, which would permit FECI’s lenders to accelerate the full amount of the indebtedness in their discretion. Based on discussions between FECI and its lenders, we do not currently expect the lenders to exercise this right. Acceleration of FECI’s indebtedness (or the maturity of the facility without being refinanced) could result in a decrease in the valuations ascribed to our direct and indirect investments in FECI which would be taken into account in determining our compliance with covenants under our credit agreement.

The Company is furnishing this Current Report solely to comply with Regulation FD and makes no admission or statement as to the materiality of any information contained in this Current Report. This Current Report is being furnished and shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, unless expressly set forth as being incorporated by reference into such filing. The information contained in this Current Report is intended to be considered in the context of the Company’s filings with the Securities and Exchange Commission, particularly the information discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as other public announcements that the Company may make, by press release or otherwise, from time to time.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated May 13, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTRESS INVESTMENT GROUP LLC
(Registrant)

/s/ David N. Brooks
David N. Brooks
General Counsel

Date: May 14, 2009

EXHIBIT INDEX

Exhibit Number	Exhibit
99.1	Press Release dated May 13, 2009

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